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                                                                   EXHIBIT 11.1

                                 Tekgraf, Inc.


                       COMPUTATION OF EARNINGS PER SHARE

                                                             1999              1998
                                                             ----              ----

FOR THE THREE MONTHS ENDED JUNE 30:

Net income (loss)                                      $   (108,876)     $    209,662
Basic and diluted weighted average shares
  outstanding                                             6,161,664         5,955,016

Net income (loss) per share                            $      (0.02)     $       0.04

FOR THE SIX MONTHS ENDED JUNE 30:

Net income (loss)                                      $   (284,087)     $    303,887
Basic and diluted weighted average shares
  outstanding                                             6,161,664         5,612,743

Net income (loss) per share                            $      (0.05)     $       0.05